Exhibit 99.3

Consent OF OFFICER NOMINEE

In connection with the filing by Gordon Pointe Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to the Securities Act, to being named as the Gordon Pointe Acquisition Corp. Chief Financial and Chief Operating Officer nominee in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 20, 2017

/s/ Douglas L. Hein
Douglas L. Hein